EXECUTION COPY 3/31/98
                                                     NY3:#7155570v4




                        JOHN B. SANFILIPPO & SON, INC.
                              2299 Busse Road
                      Elk Grove Village, Illinois  60007


                                                     New York, New York
                                                     As of March 31, 1998


		Re: 	Amendment No. 3 to Note Purchase Agreement
			dated as of August 30, 1995


Teachers Insurance and Annuity
  Association of America
730 Third Avenue
New York, New York  10017

Ladies and Gentlemen:

		Reference is made to the Note Purchase Agreement dated as of August 30, 1995 (as in effect on the date hereof, the "Agreement") between John B. Sanfilippo & Son, Inc., a Delaware corporation (the "Company"), and Teachers Insurance and Annuity
Association of America (the "Noteholder"), pursuant to which the Noteholder purchased $10,000,000 aggregate principal amount of the Company's 8.30% Senior Notes due 2005 (the "Senior Notes") and $15,000,000 aggregate principal amount of the Company's
9.38% Senior Subordinated Notes due 2005 (the "Subordinated
Notes" and, together with the Senior Notes, the "Notes").

		The Company has requested that the Noteholder agree, and the Noteholder is willing, to amend various provisions of the Agreement, all on the terms and conditions of this Amendment.

		Accordingly, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                1. Definitions. Unless otherwise defined herein, all terms used herein which are defined in the Agreement (as amended hereby) shall have their respective meanings as therein defined. In addition, as used herein, "Prudential Amendment" means the amendment letter dated as of March 31, 1998 amending the Amended and Restated Prudential Note Purchase Agreement.

                2. Amendments to Agreement. Subject to the satisfaction of the conditions to effectiveness specified in Section 5 below, the Agreement is amended as follows:

                2.1. Deletion of 5.9. 5.9 of the Agreement is deleted in its entirety and 5.10 of the Agreement is re-numbered as the new 5.9 of the Agreement (and all references in the Agreement to "5.10" shall be deemed to be references to such new 5.9).

                2.2. Amendment to 8.8. 8.8 of the Agreement is amended to read in its entirety as follows:

        "8.8. Subsidiary Debt. (a) The Company will not permit any Subsidiary to create, assume, guarantee or otherwise become liable in respect of any Indebtedness (excluding any Indebtedness arising with respect to any Guaranty or any guaranty or incurrence of liability by such Subsidiary in respect of obligations of the Company under the Existing
Indebtedness Documents (provided that such Subsidiary has executed and delivered a Guaranty)) unless at the time such Subsidiary becomes liable with respect thereto Priority Debt shall not exceed 15% of Tangible
Net Worth.

	(b)    The Company shall not permit any
Subsidiary to create, assume, guarantee or otherwise become liable in respect of any Indebtedness of the Company (including without limitation any Indebtedness of the Company under the Existing Indebtedness
Documents) unless such Subsidiary shall execute and deliver a Guaranty to each holder of Senior Notes and a Guaranty to each holder of Subordinated Notes on or prior to the date of such creation, assumption, guarantee or incurrence of other liability.".

                2.3. Amendments to 9.3.  9.3(B) and (C) of the
Agreement are amended to read in their entirety as follows:

		"(B) Indebtedness outstanding under or in respect of the Amended and Restated Prudential Note Purchase
Agreement and the Existing Prudential Notes issued thereunder in an aggregate original principal amount not exceeding $33,750,000,

	(C) Indebtedness represented by the Senior Notes and the Subordinated Notes,"

                2.4. Amendments to 9.6.  9.6(A) and (I) of the
Agreement are amended to read in their entirety as follows:

			"(A) Liens existing on the date hereof securing Indebtedness of the Company outstanding on the date hereof, as specified in Exhibit C hereto;"

			"(I)  [Intentionally Omitted];".

                2.5. Amendments to 9.7. 9.7 is amended by (i) inserting the text "; Certain Amendments to Bank Agreement" to the title thereof, (ii) inserting the text "(a)" immediately prior to the first paragraph thereof and (iii) adding the following new paragraph (b) at the end thereof:

                "(b) Subject to the terms of 9.3, the Company will not consent to or permit any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Bank
Agreement if the effect thereof would be to increase the principal amount of Indebtedness thereunder and, at the time of such amendment, supplement or other modification or immediately prior thereto, a Default or Event of Default shall have occurred and be continuing or a "Default" or a "Matured Default" (each as defined in the Bank Agreement) shall have occurred and be continuing under the Bank Agreement."

                2.6. Amendments to 10.3.  10.3(B) and (C) of the
Agreement are amended to read in their entirety as follows:

		"(B) Indebtedness outstanding under or in respect of the Amended and Restated Prudential Note Purchase
Agreement and the Existing Prudential Notes issued thereunder in an aggregate original principal amount not exceeding $33,750,000,

		(C) Indebtedness represented by the Senior Notes and the Subordinated Notes,"

                2.7. Amendments to 10.6.  10.6(A)  and (I) of the
Agreement are amended to read in their entirety as follows:

			"(A) Liens existing on the date hereof securing Indebtedness of the Company outstanding on the date hereof, as specified in Exhibit C hereto;"

			"(I)  [Intentionally Omitted];".

                2.8. Amendments to 10.7. 10.7 is amended by (i) inserting the text "(a)" immediately prior to the first paragraph thereof and (ii) adding the following new paragraph
(b) at the end thereof:

                "(b) Subject to the terms of 10.3, the Company will not consent to or permit any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Bank
Agreement if the effect thereof would be to increase the principal amount of Indebtedness thereunder and, at the time of such amendment, supplement or other modification or immediately prior thereto, a Default or Event of Default shall have occurred and be continuing or a "Default" or a "Matured Default" (each as defined in the Bank Agreement) shall have occurred and be continuing under the Bank Agreement."

                2.9. Amendments to 11. (A) The following definitions in 11 of the Agreement are amended and restated to read in their entirety as follows:

	"'Bank Agreement' shall mean that certain Credit
Agreement dated as of March 31, 1998 by and among the Company, Sunshine, Quantz and JBS International, collectively as borrowers, U.S. Bancorp Ag Credit, Inc.,
Key Bank and LaSalle National Bank, as lenders, and U.S.
Bancorp Ag Credit, Inc., as agent for such lenders, and the Notes referred to therein, as in effect on the date hereof and as amended, modified and in effect from time to time.
The term 'Bank Agreement' shall continue to refer to the foregoing Credit Agreement and other instruments following any assignment by any such lender pursuant to the provisions of Section 13.24 thereof or any resignation by the agent thereunder pursuant to the provisions of Section
12.7 thereof so long as in effecting such assignment or resignation such lender or agent is acting individually and not in concert with the other lenders thereunder."

	"'Banks' shall mean U.S. Bancorp Ag Credit, Inc., Key Bank and LaSalle National Bank, and U.S. Bancorp Ag Credit, Inc., in its capacity as agent under the Bank Agreement, and their respective successors and assigns and any other party that becomes a lender under the Bank Agreement."

	"'EPA Matter' shall mean any event or condition in respect of the environment or any environmental law, the existence of which the Company or any of its Affiliates would be required to notify any Lender or the Agent pursuant to the Bank Agreement."

	"'Guaranty' shall mean a Guaranty of the Senior Notes from time to time or of the Subordinated Notes from time to time by Sunshine, Quantz, JBS International or any other Subsidiary of the Company, in each case substantially in the form of Exhibit G (with such changes as may be agreed by the Required Holders)."

		"'Senior Indebtedness' shall mean (subject to the next succeeding sentence) (i) all Liabilities (as such term is defined in the Bank Agreement as in effect from time to time or in any extension or renewal thereof, or the equivalent obligations under any refunding or refinancing thereof permitted pursuant to 10.3(B)(i)) and (ii) all principal, interest and premium (if any) and fees and expenses on or in respect of (x) the Amended and Restated
Prudential Note Purchase Agreement and the Existing
Prudential Notes issued thereunder, each as in effect from time to time (collectively, the "Prudential Obligations"),
(y) this Agreement (as this Agreement relates to the Senior
Notes) and the Senior Notes and (z) any Senior Funded Debt incurred in compliance with 9.3(D) and 10.3(D), provided that (A) the aggregate outstanding principal amount (and undrawn face amount in the case of letters of credit) of the 'Liabilities' under the Bank Agreement included in Senior Indebtedness (as so defined) shall not exceed
$70,000,000 and (B) the aggregate original principal amount of the Prudential Obligations included in Senior
Indebtedness shall not exceed $33,750,000. With respect to interest, the term "Senior Indebtedness" shall include any interest accruing for a period of two years after the date of any filing by or against the Company of any bankruptcy, insolvency or similar proceeding, whether or not allowed as a claim in any such proceeding.".

                (B) 11 of the Agreement is further amended by adding the definition in its appropriate alphabetic location:

	"'JBS International' shall mean JBS International,
Inc., a Barbados corporation."

                (C) 11 of the Agreement is further amended by deleting the definitions of "Cash Management Liabilities", "Collateral Agency Agreement", "Collateral Documents", "Security
Agreement" and "Specified Letter of Credit Fees".

                (D) The definition of "Indebtedness" in 11 of the Agreement is amended by deleting the last sentence thereof.

                2.10. Amendment to 12.1. 12.1 of the Agreement is amended by deleting the word "or" at the end of Subsection (P) thereof, deleting Subsections (Q) and (R) thereof and amending
Subsection (O) thereof to read as follows:

	"(O)  a 'Matured Default' (as defined in the Bank
Agreement) shall occur under the Bank Agreement or an 'Event of Default' (as defined in the Amended and Restated Prudential Note Purchase Agreement) shall occur under the Amended and Restated Prudential Note
Purchase Agreement (whether or not any such 'Matured
Default' or 'Event of Default' shall be waived);"

		2.11. Amendment to Exhibits A-1 and A-2.  Each of
Exhibit A-1 and Exhibit A-2 of the Agreement is amended by deleting the second sentence from the second paragraph thereof and replacing said sentence with the following:

	"Payment of the principal of, interest on and any Make-Whole Amount with respect to this Note has been guaranteed by (i) Sunshine Nut Co., Inc. pursuant to a Guaranty Agreement dated as of August 30, 1995, (ii) Quantz
Acquisition Co., Inc. pursuant to a Guaranty Agreement dated as of January 24, 1997 and (iii) JBS International,
Inc. pursuant to a Guaranty Agreement dated as of March 31, 1998, and may also be guaranteed by certain other subsidiaries of the Company."

		2.12.  Amendment to Exhibit J.  Exhibit J of the
Agreement is amended by deleting Section A therefrom and replacing it with the following:

"A.  Bank Agreement

	Any Matured Default (as defined therein) arising under the following clauses of the definition of such term:

		(a), (b), (c) or (d) (to the extent
such event arises from a breach of  Sections
9.6, 10.1 through 10.6, inclusive, or 10.10
of the Bank Agreement)."

                Section 3. Amendment to Outstanding Notes. Each outstanding Series A Note is amended to reflect the changes made to Exhibit
A-1 to the Agreement as set forth in 2.11 above, and each outstanding Series B Note is amended to reflect the changes made to Exhibit A-2 to the Agreement as set forth in 2.11 above.

                Section 4. Representations and Warranties. The Company represents and warrants to the Noteholder on the date hereof and as of the Effective Date as follows (and the parties hereto agree that the following representations and warranties shall be deemed to have been made pursuant to the Agreement for all relevant purposes thereof):

		4.1. Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Amendment and to perform the Agreement as amended hereby (the "Amended Agreement") and this Amendment has been duly authorized by all necessary corporate action on the part of the Company.

		4.2. Enforceability. This Amendment has been duly executed and delivered by the Company, and the Amended Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers or similar laws of general application relating to creditors' rights.

		4.3. No Conflicts. Neither the execution nor delivery of this Amendment, nor fulfillment of nor compliance with the terms and provisions hereof and of the Amended Agreement will conflict with, or result in the breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, the charter or by-laws of the Company, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company is subject.

		4.4. Governmental Authorizations. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Body is required for the validity of the execution and delivery of this Amendment or for the performance by the Company of the Amended Agreement.

		4.5. No Defaults. No Default or Event of Default has occurred and is continuing, and no default has occurred and is continuing under the Bank Agreement or under the Amended and Restated Prudential Note Purchase Agreement.

		4.6. No Misstatement. This Amendment does not contain any misstatement of a material fact or fail to state a material fact necessary to make the statement or statements of the Company contained herein not misleading, and the Company has disclosed to the Noteholder all facts or circumstances of which the Company is aware following due and diligent inquiry which are material to, or could adversely affect in any way, the purpose or subject matter of this Amendment and/or the consummation of the terms and conditions hereof.

		4.7. No Change. Since June 30, 1997, there has been no material adverse change in the assets or the financial condition of the Company and its Subsidiaries taken as a whole.

		4.8. Other Documents. The Company has provided the Noteholder with true and correct copies of the Bank Agreement, the Amended and Restated Prudential Note Purchase Agreement and the Prudential Amendment, each as in effect on the date hereof.

                5. Conditions to Effectiveness. This Amendment shall become effective as of the date (the "Effective Date") when the following conditions shall have been satisfied:

		5.1. Amendment. This Amendment shall have been duly executed and delivered by the Company and the Noteholder, and duly acknowledged by Sunshine and Quantz.

		5.2 Other Documents. The Noteholder shall have received (a) a Guaranty in favor of the holders of the Senior Notes from time to time and a Guaranty in favor of the holders of the Subordinated Notes from time to time, in each case duly executed and delivered by JBS International, (b) each of the documents specified as Items 10 and 11 in Exhibit 8A to the Bank Agreement and (c) a legal opinion addressed to the Noteholder and in form and substance satisfactory to the Noteholder covering the matters stated in the second sentence of Section
3.2 and in the second sentence of Section 3.3 (as to applicable laws) of the Guaranties referred to above.

                6. Consent. As of the Effective Date the Noteholder hereby consents to (a) the amendment of the Amended and Restated Prudential Note Purchase Agreement as provided by the Prudential Amendment, (b) the entry by the Company and its Subsidiaries into the Bank Agreement and (c) the termination of the Collateral Agency Agreement (as defined in the Agreement immediately prior to the Effective Date) and the release of all collateral and Liens thereunder.

                7.  Miscellaneous.

		7.1. Ratification; Waiver. The Agreement, except as amended pursuant hereto, is in all respects ratified and confirmed, and the terms, covenants and agreements thereof shall remain in full force and effect.

		7.2. References to Agreement and Notes. From and after the Effective Date, all references to the Agreement in the Agreement and in the Notes shall be deemed to be references to the Agreement as amended by this Amendment.

		7.3.  Governing Law.  This Amendment shall be
construed in accordance with and governed by the laws of the State of New York.

		7.4. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

		If you are in agreement with the foregoing, please sign the form of acceptance in the space provided below whereupon this Amendment shall become a binding agreement between you and the Company.

                                            Very truly yours,

                                            JOHN B. SANFILIPPO & SON, INC.


                                            By: /s/ Gary P. Jensen
                                                ----------------------------
                                            Title: Executive Vice President,
                                                   Finance and Chief Financial
                                                   Officer
                                                   ---------------------------

TEACHERS INSURANCE AND ANNUITY
  ASSOCIATION OF AMERICA


By: /s/ David G. Persky
    --------------------------
  Title: Associate Director
         ------------------

ACKNOWLEDGED AND AGREED:

SUNSHINE NUT CO.


By: /s/ Michael J. Valentine
    ---------------------------
 Title: Assistant Secretary
        -------------------


QUANTZ ACQUISITION CO., INC.


By: /s/ Michael J. Valentine
    ---------------------------
  Title: Assistant Secretary
         -------------------